Exhibit 99.1

SERITAGE GROWTH PROPERTIES ANNOUNCES PROPOSED NEW UNSECURED CREDIT FACILITY
NEW YORK, December 27, 2016 – Seritage Growth Properties (NYSE: SRG) (the “Company”), a national owner of 266 properties totaling over 42 million square feet of gross leaseable area, today announced that the Company has entered into a non-binding term sheet with ESL Investments, Inc. (“ESL”) for a new $200 million unsecured term loan facility.  The proceeds of the financing, if effected, would be used, among other things, to fund redevelopment projects and for other general corporate purposes.  A summary of the contemplated terms of the new facility is included in a Form 8-K filed by the Company with the U.S. Securities and Exchange Commission.
“This financing would provide us with access to additional capital, on an unsecured basis, to further support the value creation strategies we are executing across our national platform,” said Brian Dickman, Executive Vice President and Chief Financial Officer.  “We continue to scale our redevelopment business, which included 40 commenced or completed projects representing $350 million of investment capital as of September 30, 2016, and pursue additional opportunities to unlock value at properties throughout the portfolio.  The contemplated terms of the facility also would provide us with the necessary flexibility to further evaluate additional capital sources as we head into 2017.”
The term sheet is non-binding, and there can be no assurance that the potential financing will be consummated.
About Seritage Growth Properties

Seritage Growth Properties is a publicly-traded, self-administered and self-managed retail REIT with 235 wholly-owned properties and 31 JV properties totaling over 42 million square feet of space across 49 states and Puerto Rico. Pursuant to a master lease, 220 of the Company’s wholly-owned properties are leased to Sears Holdings and are operated under either the Sears or Kmart brand. The master lease provides the Company with the right to recapture certain space from Sears Holdings at each property for retenanting or redevelopment purposes. At several properties, third-party tenants under direct leases occupy a portion of leasable space alongside Sears and Kmart, and 15 properties are leased entirely to third parties. The Company also owns 50% interests in 31 properties through JV investments with General Growth Properties, Inc., Simon Property Group, Inc., and The Macerich Company. A substantial majority of the space at the Company’s JV properties is also leased to Sears Holdings under master lease agreements that provide for similar recapture rights as the master lease governing the Company’s wholly-owned properties.

Forward Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Seritage undertakes no duty to update any forward-looking statements made herein.